EXHIBIT 21.1


                    SUBSIDIARIES OF PEOPLE'S LIBERATION, INC.

People's  Liberation,   Inc.  has  two  wholly  owned  subsidiaries:   Versatile
Entertainment, Inc., a California corporation, and Bella Rose, LLC, a California limited liability company.

Bella Rose, LLC owns a 50% membership interest in each of William Rast Sourcing, LLC, a California limited liability company, William Rast Licensing, LLC, a California limited liability company, and J. Lindeberg USA, LLC, a California limited liability company. Bella Rose, LLC has operational control of each of William Rast Sourcing, LLC, William Rast Licensing, LLC, and J. Lindeberg USA, LLC as discussed elsewhere in this current report on Form 10-K.